EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") dated as of July 01, 2005 (the "Commencement Date") is by and between NaturalShrimp Corporation, a Texas corporation ("Employer"), and Gerald Easterling ("Employee" and, together with Employer, the "Parties" and each individually, a "Party").

RECITALS:

A.Employer and Employee wish to enter into this Agreement so as to establish their understanding with respect to the employment of Employee by Employer as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, each Party agrees as follows:

1. Employment Term. This Agreement will remain in effect from the Commencement Date until this Agreement is properly terminated in accordance with its express terms (the "Employment Term").

2. Responsibilities and Authority. Employer hereby employs Employee to serve as its President. In such capacity, Employee will have such duties and responsibilities as determined by Employer's Board of Directors consistent with the Employer's Bylaws. If requested by Employer, Employee will serve as an officer or director of Employer or any affiliate of Employer without additional compensation.

3. Acceptance of Employment. Employee accepts employment by Employer on the terms and conditions herein provided and agrees, subject to the terms of this Agreement, to devote all of Employee's full business time to Employer's affairs.

4. Compensation and Benefits. As compensation for Employee's services hereunder, Employee will be entitled to the follow'

4.1 Base Salary. From and after the Commencement Date, Employee will receive a base salary at the rate of $96,000 annum ("Base Salary"). The Base Salary will be paid in substantially equal installments in accordance with Employer's regular payroll practices, as in effect from time to time, and subject to all appropriate withholdings.

4.2 Bonus. One or more bonuses may be paid to Employee at such times and in such amounts as may be determined in the sole discretion of Employer's Board of Directors. If awarded, payment of any such bonus will be subject to all appropriate withholdings.

4.3 Benefits. Employee will be entitled to receive the benefits specified on Exhibit A ("Benefits"). In addition, Employer will reimburse Employee for all authorized expenses reasonably incurred or paid by Employee in connection with the performance of Employee's services under this Agreement upon presentation of expense statements or vouchers and such other supporting information as Employer may from time to time reasonably require or request ("Reimbursable Expenses").

5. Termination; Payments upon Termination. This Agreement may be terminated upon the following terms:

5.1 Termination Upon Death. If Employee should die during the Employment Term, this Agreement will terminate on the date of death. All Base Salary through such date and any amounts owed for Reimbursable Expenses that Employee incurs through such date, as well as any previously awarded but unpaid bonuses, will be paid to Employee's designated beneficiary as promptly as practicable following the date of death. All Benefits will, unless otherwise expressly set forth on Exhibit A, otherwise provided by Employer policy applicable to its employees generally, or otherwise required by applicable law, terminate on the date of death.

5.2 Termination Upon Total Disability. Employer may terminate this Agreement because of Employee's Total Disability upon at least 30 days' prior notice to Employee, which notice will specify the effective date of termination. The Base Salary will continue to be paid to Employee through the date of termination, and any amounts owed for Reimbursable Expenses that Employee incurs through such date and any previously awarded but unpaid bonuses will be paid as promptly as practicable following termination. All Benefits will, unless otherwise expressly set forth on Exhibit A, otherwise provided by Employer policy applicable to its employees generally, or otherwise required by applicable law, terminate on the date of termination. "Total Disability" means an illness or other physical or mental disability of Employee that makes it impossible or impracticable for Employee to perform any of Employee's material duties and responsibilities hereunder (with whatever reasonable accommodation may be required by applicable law) for a period of at least six (6) months in the aggregate during any 12-month period during the Employment Term. If a disagreement arises between Employee and Employer as to whether Employee is suffering from Total Disability, such issue will be determined by a physician designated by a majority of Employer's Board of Directors. If Employee disagrees with the conclusion of such physician, then such physician and Employee's physician will choose a mutually acceptable physician to make such determination.

5.3Termination by Employer With Cause. Employer will be entitled to terminate employee's employment at any time for Cause. The Base Salary will continue to be paid to Employee through the date of termination, and any amounts owed for Reimbursable Expenses that Employee incurs through such date and any previously awarded but unpaid bonuses will be paid to Employee following termination, subject to Employer's right to offset against such sum the amount of any damages which Employer may suffer as a result of the actions of Employee constituting Cause. All Benefits will, unless otherwise required by applicable law, terminate on the date of termination. "Cause" will constitute any one of the following:

(a) Employee's continued failure to perform substantially Employee's duties and responsibilities (other than a failure resulting from a Total Disability);

(b) Employee engaging in willful, reckless, or grossly negligent misconduct that is materially injurious to Employer or any of its affiliates, monetarily or otherwise;

(c) Employee is charged with a felony or a crime involving moral turpitude;

(d) Employee commits an act of fraud, misappropriation, or personal dishonesty; and

(e) Employee commits a breach of this Agreement and fails to cure such breach within 30 days from the date that Employer gives notice thereof to Employee identifying the provision of this Agreement that Employer has determined has been breached.

5.4 Termination by Employer Without Cause. Employer may at any time terminate Employee's employment without Cause. In such event, the Base Salary will continue to be paid through the date of termination, and any amounts owed for Reimbursable Expenses that Employee incurs through such date and any previously awarded but unpaid bonus will be paid to Employee promptly following termination. Employer will also continue pay Employee, as severance, the Base Salary for a period of 36 months following the date of termination. All Benefits will, unless otherwise expreSsly set forth on Exhibit A, otherwise provided by Employer policy applicable to its employees generally or otherwise required by applicable law, terminate on the date of termination.

5.5 Termination by Employee With Good Reason. Employee will be entitled to terminate Employee's employment at any time for Good Reason. In such event, the Base Salary will continue to be paid through the date of termination, and any amounts owed for Reimbursable Expenses that Employee incurs through such date and any previously awarded but unpaid bonus will be paid to Employee promptly following termination. Employer will also continue pay Employee, as severance, the Base Salary for a period of 36 months following the date of termination. All Benefits will, unless otherwise expressly set forth on Exhibit A, otherwise provided by Employer policy applicable to its employees generally or otherwise required by applicable law, terminate on the date of termination. For purposes of this Agreement, "Good Reason" shall exist upon the occurrence of any of the following events or matters, in each case without Employer first being in receipt of Employee's written consent thereto, and the period of time within which Employee shall be required to exercise a Good Reason termination of service shall be 30 days, measured from the date upon which he is notified by Employer of such occurrence, or, with respect to the matter identified in clause (b) below, from the date upon which Employee notifies Employer of his belief that a material breach has occurred:

(a) A material adverse change in, or a substantial elimination of the duties and responsibilities of Employee;

(b) A material breach by Employer of its obligations hereunder;

(c) a reduction in Employee's Base Salary; or

(d) any refusal by Employer to permit Employee to engage in activities which do not violate Employee's obligations under Section 7 of this Agreement.

5.6 Termination by Employee Without Good Reason. Employee may at any time terminate Employee's employment without Good Reason. In such event, the Base Salary will continue to be paid to Employee through the date of termination, and any amounts owed for Reimbursable Expenses that Employee incurs through such date and any previously awarded but unpaid bonuses will be paid to Employee following termination. All Benefits will, unless otherwise expressly set forth on Exhibit A, otherwise provided by Employer policy applicable to its employees generally or otherwise required by applicable law, terminate on the date of termination.

5.7 Effect of Termination. Except as expressly provided in this Section 5 and except for the obligations set forth in Sections 6, 7 and 8, all further obligations of the Parties under this Agreement will terminate upon termination of Employee's employment with Employer.

6. Restrictive Covenants. Employee hereby acknowledges that, as a result of Employee's employment by Employer hereunder, Employee will receive special training and education with respect to the operations of Employer's and/or Employer's affiliates' businesses and other related matters, and will obtain access to such persons' information concerning its business or affairs ("Confidential Information"), and business and professional contacts. In consideration of such special and unique opportunities afforded by Employer and its affiliates to Employee as a result of Employee's employment, the Employee hereby agrees that Employee will not:

6.1 For one (1) year after Employer or any of its affiliates no longer employs Employee (the date on which such person no longer employs Employee is hereinafter referred to as the "Employment Termination Date"), directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor, or equity interest holder of, or lender to, any person or business, engage in any business that is in competition with any business in which Employer or any of its affiliates is engaged as of the Employment Termination Date (a "Competitive Business"), and that is within a 10-mile radius of any location at which Employer or any of its affiliates engages in such business at the time Employee commences to engage in such competitive activity.

6.2 For one (1) year after the Employment Termination Date, directly or indirectly (i) induce any person that is a customer of Employer or any of its affiliates to enter into any Contract with or otherwise patronize any business directly or indirectly in competition with the Competitive Business conducted by Employer or any of its affiliates; (ii) canvass, solicit, or accept from any person who is a customer of Employer or any of its affiliates any such Competitive Business; or (iii) request or advise any person who is a customer, vendor, or lessor of Employer or any of its affiliates, to withdraw, curtail, or cancel any such customer's, vendor's, or lessor's business with Employer or any of its affiliates; provided, however, that a general solicitation or advertisement originating outside of, and not specifically targeted to or reasonably expected to target, the territory as to which Employee is restricted from engaging in such competitive business as provided above under this Agreement at such time, will not be deemed in and of itself to violate the prohibitions of (i) or (ii) of this Section 6.2.

6.3 For the six (6) months after the Employment Termination Date, directly or indirectly employ, or knowingly permit any affiliate of Employee to employ, any person whom Employer or any of its affiliates employed within the prior six months.

6.4 For one (1) year after the Employment Termination Date, directly or indirectly (i) solicit for employment or other similar relationship with Employee, any of Employee's affiliates or any other person, any employee of Employer or any of its affiliates, or any person who was an employee of Employer or any of its affiliates, within the six-month period immediately preceding such solicitation of employment, other than such person (A) whose employment was terminated by the applicable person, or (B) who independently responded to a general solicitation for employment by Employee or Employee's affiliate; or (ii) induce, or attempt to induce, any employee of Employer or any of its affiliates, to terminate such employee's employment relationship with such person.

6.5 Employee will not use for Employee's personal benefit, disclose, communicate, divulge to, or use for the direct or indirect benefit of any person other than Employer or any of its affiliates any of such persons' Confidential Information. This Section 6.5 will apply during and after the period when Employee is an employee of Employer or any of its affiliates and will be in addition to (and not a limitation of) any legally applicable protections of Employer's interest in Confidential Information, trade secrets and the like.

6.6 Any and all writings, inventions, improvements, processes, procedures advances, discoveries, works of authorship, and/or techniques ("Developments") that Employee may make, conceive, discover, or develop, whether or not patentable, copyrightable, or protectable under mask works legislation or trademark laws, either solely or jointly with any other person, at any time during the Employment Term, whether or not during working hours and whether or not at the request or upon the suggestion of Employer or any of its affiliates, that relate to or are useful in connection with any business now or hereafter carried on or contemplated by Employer or such affiliate, including developments or expansions of its present fields of operations, will be Employer's sole and exclusive property. Employee hereby assigns to Employer and/or Employer's nominees all of Employee's right, title, and interest in any Developments, and hereby irrevocably designates and appoints Employer and each of Employer's duly authorized officers and agents as Employee's agent and attorney-in-fact to act for and in Employee's behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of Developments. Employee will make full disclosure to Employer of all such Developments and will do everything necessary or desirable to vest the absolute title thereto in Employer. Employee will write and prepare all specifications and procedures regarding such Developments and otherwise aid and assist Employer or any of its affiliates so that Employer or such affiliate, as the case may be, can prepare and present applications for copyright, letters patent therefor and can secure such copyright, letters patent, mask works, or trademark registrations, wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright, letters patent, mask works, or trademark registrations so that Employer and/or its nominees will be the sole and absolute owner(s) thereof in all countries in which it may desire to have copyright, patent, mask work, or trademark protection. Employee will not be entitled to any additional or special compensation or reimbursement regarding any and all such Developments. These obligations will continue beyond the termination of employment for Developments that Employee conceives of or makes, in full or in part, during the Employment Term.

6.7 Notwithstanding the foregoing, the beneficial ownership of less than five percent (5%) of the equity interests of any person having a class of equity interests actively traded on a national securities exchange or over-the-counter market will not be deemed, in and of itself, to breach the prohibitions of this Section 6. Employee agrees and acknowledges that the restrictions in this Section 6 are reasonable in scope and duration and are necessary to protect Employer and its affiliates. If any provision of this Section 6, as applied to either Party or to any circumstance, is adjudged by a governmental body, arbitrator, or mediator not to be enforceable in accordance with its terms, the same will in no way affect any other circumstance or the enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held not to be enforceable in accordance with its terms because of the duration of such provision, the area covered thereby, or the scope of the activities covered, the Parties agree that the governmental body, arbitrator, or mediator making such determination will have the power to reduce the duration, area, and/or scope of activities of such provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable in accordance with its terms and will be enforced. The Parties agree and acknowledge that the breach of any provision of this Section 6 will cause irreparable Damage to Employer and its affiliates and upon breach of any provision of this Section 6, Employer and its affiliates will be entitled to injunctive relief, specific performance, or other equitable relief without bond or other security; provided, however, that the foregoing remedies will in no way limit any other remedies that Employer or its affiliates may have. Employer may, without notifying Employee, notify any subsequent employer of Employee of Employee's rights and obligations under this Section 6.

7. CONFLICTS OF INTEREST.

7.1 Employee represents to Employer as follows: (a) there are no restrictions, agreements, or understandings, oral or written, to which Employee is a party or by which Employee is bound that prevent or make unlawful Employee's execution or performance of this Agreement, and (b) Employee does not have any business or other relationship that creates a conflict between the interests of Employee and Employer. '

7.2 Employee recognizes and agrees that Employee owes Employer and its affiliates a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Employer and its affiliates and to do no act which might injure the business, interests, or reputation of Employer or any of its affiliates. Employee's duty of loyalty will extend throughout the Employment Term and will continue following termination of this Agreement to the extent set forth in this Agreement and as recognized by applicable law. In keeping with Employee's fiduciary duty to Employer and its affiliates, Employee agrees that, during the Employment Term, Employee will not knowingly become involved in a conflict between his personal interests and those of Employer or any of its affiliates, and, upon discovery thereof, will not willfully allow such conflict of interest to continue. Employee agrees to disclose in writing to Employer any facts that could reasonably be expected to involve a material conflict of interest upon Employee's conscious awareness that such a material conflict could exist. Employee recognizes that it is impossible to provide an exhaustive list of actions or activities that constitute or might constitute a conflict of interest, but recognizes that these actions or activities may include the following:

(a) ownership of more than a 5% interest in any supplier, contractor, customer, or other person that does business with Employer or any of its affiliates;

(b) acting in any capacity, including as a director, officer, employee, partner, consultant, or agent, for any supplier, contractor, customer, or other person that does business with Employer or any of its affiliates;

(c) acceptance, directly or indirectly, of payments, services, or loans (other than entertainment, gills, or other sales incentives that may be furnished in the Ordinary Course of Business) from a supplier, contractor, customer, or other person that does business with Employer or any of its affiliates;

(d) misuse or disclosure of information of any kind obtained through Employee's relationship with Employer; and

(e) appropriation by Employee or diversion to any other person, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that Employer or its affiliates would be interested.

In further recognition of the fiduciary duties Employee owes to Employer and its affiliates, Employee agrees that all documentation that Employee provides to Employer will be accurate in all material respects, when taken as a whole and in light of the circumstances in which it was made.

8. Payments In Certain Circumstances Following a "Change in Control" of Employer.

8.1 "Change in Control' means (a) the acquisition, other than from Employer, by any individual, entity, or group of beneficial ownership of 50% or more of either the then outstanding shares of common stock of Employer or the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of directors; or (b) approval by the stockholders of Employer of (i) a reorganization, merger, consolidation, share exchange, or similar form of reorganization of Employer with respect to which the individuals and persons who were the respective beneficial owners of the common stock and voting securities of Employer immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the person resulting from such reorganization, merger or consolidation, (ii) a complete liquidation or dissolution of Employer, or (iii) sale or other disposition of all or substantially all of Employer's assets.

8.2 Subject to Section 8.3, upon the occurrence of a Change in Control, Employee may elect, within 30 days of such Change in Control, to terminate this Agreement by written notice to Employer and, in such event, will receive from Employer, within 30 days following the Employment Termination Date, a lump sum payment equal to 300% of the Base Salary then in effect. All payments made pursuant to this Section 8.2 will be in lieu of, and not in addition to, payments would otherwise be made as a result of a termination without Cause pursuant to Section 5.4.

8.3 To the extent that any payment or distribution of any type to or for the benefit of Employee by Employer, any affiliate of Employer, any person who acquires ownership or effective control of Employer or ownership of a substantial portion of Employer's assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any affiliate of such person, whether paid or payable or distributed or distributable under this Agreement or otherwise ("Payments"), is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then Employee will be entitled to receive an additional payment (a "Gross-Up Payment") from Employer in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax, or Excise Tax, imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The determination of whether the Payments are subject to the Excise Tax and, if so, the amount of the Gross-Up Payment, will be made by an accounting firm selected by Employer (the "Accounting Firm"). The Accounting Firm will provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to the Parties within 20 days of the Employment Termination Date. If the Accounting Firm determines that no Excise Tax is payable by Employee with respect to the Payments, it will furnish the Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Payments and, absent manifest error, such Determination will be binding, fmal and conclusive upon the Parties. To avoid misunderstanding, the intent of this Section 8.3 is for Employee to retain, after payment of all taxes associated with the Payments and the Gross-Up Payment, an aggregate amount that will equal the amount that Employee would have retained if Section 4999 had not applied to the Payments.

9. Miscellaneous.

9.1 Entire Agreement. This Agreement and the certificates, documents, instruments and writings that are delivered pursuant hereto constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions. Except as expressly contemplated hereby and except for Employer's affiliates, each of which will be deemed a third party beneficiary of all obligations of Employee under this Agreement, there are no third party beneficiaries having rights under or with respect to this Agreement.

9.2 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Employer and Employee; provided, however, that. Employer may (a) assign any or all of its rights and interests hereunder to one or more of its affiliates and (b) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases Employer nonetheless will remain responsible for the performance of all of its obligations hereunder).

9.4 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Employer:

Natural Shrimp Corporation

Attn: Chairman of the Board 2068 North Valley Mills Drive Waco, Texas 76710

Tel: (254)776-7290
Fax: (254)741-0595

Copy to (which will not constitute notice): Akin, Gump, Strauss, Hauer & Feld, L.L.P.

Attn: Alan Schoenbaum
300 Convent Street, Suite 1500
San Antonio, Texas 78205 Tel: (210) 281-7234 Fax: (210) 224-2035
If to Employee:

Attn: Gerald Easterling P.O. Box

LaCoste, Texas 78039 Tel: (830) 762-3200 Fax: (830) 762-3302

    Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.5 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled at law or in equity.

9.6 Arbitration. Any controversy or claim by either Party arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association by a single arbitrator to be located in Waco, McLennan County, Texas, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and shall not be appealable by either Party. Each Party shall be responsible for paying its respective costs relating to any arbitration pursuant to this Agreement, including any related attorneys fees.

9.7 Time. Time is of the essence in the performance of this Agreement

9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

9.9 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

9.10 Governing Law. This Agreement and the performance of the Parties' obligations hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law principles.

9.11 Amendments and Waivers. No amendment, modification, replacement, termination, or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

9.12 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof, provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a governmental body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

9.13 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

9.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words "include," "includes," and "including" will be deemed to be followed by "without limitation." Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

9.15 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, Schedules and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof

9.16 Remedies.Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

9.17 Electronic Signatures.
(a) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et.seq.), the Uniform Electronic Transactions Act, or any other law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party will be deemed to have executed this Agreement or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed this Agreement or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate this Agreement or such other document contemplated.

(b) Delivery of a copy of this Agreement or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf') form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. "Originally signed" or "original signature" means or refers to a signature that has not been mechanically or electronically reproduced.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

EMPLOYER:

NaturalShrimp Corporation

By: /s/ Bill G. Williams

Name: Bill G. Willims

Title: Chairman and CEO

EMPLOYEE:

/s/Gerald Easterling

Name: Gerald Easterling, individually

EXHIBIT A
Description of Benefits

1.	Gerald Easterling and Glenda Easterling family health insurance will continue for a period of 36 months following termination by employer.

2.

Exhibit B

681767.0001 WEST 5758835 vl 4

IV.Adjournment

There being no further business to come before the meeting, upon motion seconded and unanimously passed, the meeting was adjourned at approximately _:00(p.m.j[a.m.]

/s/Jack Walker .
Jack Walker
Secretary of the Meeting

APPROVED AND CONFIRMED:

/s/ Bill Williams
Bill Williams
Chairman of the Meeting

681767.0001 WEST 3758033 rl2
EXHIBIT A
Description of Benefits

Car Allowance ($600)

Health Insurance

681767.0001 WEST 5742268 vl 12